CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT (the "Agreement") made this 28th day of July 1987 by and between Teachers Insurance and Annuity Association of America ("TIAA") and College Retirement Equities Fund ("CREF"), both nonprofit coporations existing under the laws of the State of New York.

                                   WITNESSETH:

         WHEREAS, TIAA and CREF are companion organizations engaged in aiding and assisting nonprofit educational and research organizations by providing retirement benefits and financial security to faculty and other employees of those organizations; and

         WHEREAS, CREF has registered with the Securities and Exchange Commission ("SEC") as a diversified open-end management investment company under the Investment Company Act of 1940 (the "1940 Act") and will offer interests in its investment portfolios in the form of accumulation units as the funding media for certain variable annuity certificates it offers (the "Certificates"); and

         WHEREAS, CREF intends to offer a money market investment account (the "Money Market Account") as well as its existing equity portfolio (which will be known as the Stock Account) after the registration statement it has filed with the SEC becomes effective; and

         WHEREAS, the parties desire that the Money Market Account have sufficient initial capitalization to enable it to avoid an unrealistically poor investment performance that might otherwise result because amounts initially available for investment were too small to achieve


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sufficient diversification,  as well as to satisfy the net worth requirements of the 1940 Act;

         NOW, THEREFORE, for the agreements and consideration hereinafter described, the parties agree as follows:

         1. TIAA hereby agrees to contribute to the Money Market Account the sum of $50,000,000 (the "Contribution") on 1987.

         2. In consideration for the Contribution and without deduction of any charges, CREF shall be the owner . Such accumulation units will share pro rata in the investment performance of the Money Market Account and shall be subject to the same valuation accumulation units in such Account.

         3. TIAA represents that the accumulation units acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

         4. Accumulation units acquired under this Agreement will be held by TIAA for its own account until redeemed. Amounts will be redeemed by CREF at prices equal to the respecive net asset value of accumulation units of the Money Market Account next determined after CREF receives TIAA's proper notice of redemption.

         5. TIAA may purchase, and CREF may issue, additional accumulation units of the Money Market Account as the parties may agree.

         6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the 1940 Act and the laws of the State of New York.

                                         TEACHERS INSURANCE AND ANNUITY
                                         ASSOCIATION OF AMERICA

                                         By:____________________________________
                                               (Title)


                                         COLLEGE RETIREMENT EQUITIES FUND

                                         By:____________________________________
                                               (Title)